EXHIBIT 10.7
HUNTINGTON INGALLS INDUSTRIES, INC.
TERMS AND CONDITIONS APPLICABLE TO
NON-EMPLOYEE DIRECTOR STOCK UNITS
GRANTED UNDER THE 2011 LONG-TERM INCENTIVE STOCK PLAN
     These Terms and Conditions (“Terms”) apply to stock units (“Stock Units”) granted by Huntington Ingalls Industries, Inc. (the “Company”) to its directors who are not employed by the Company or one of its subsidiaries. The date of grant of the Stock Units (the “Grant Date”) and the number of Stock Units applicable to your award are set forth in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Company or its designee. These Terms apply only with respect to the stock units referred to above that are granted pursuant to the Company’s compensation program for its directors. If you were granted such stock units, you are referred to as the “Director” with respect to your award. Capitalized terms are generally defined in Section 8 below if not otherwise defined herein.
          Each Stock Unit represents a right to receive one share of the Company’s Common Stock, or cash of equivalent value as provided herein. As used herein, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Common Stock. The number of Stock Units subject to your award is subject to adjustment as provided herein. The Stock Unit award is subject to all of the terms and conditions set forth in these Terms, and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Board, as such rules are in effect from time to time.
1. Vested Status; Payment of Stock Units.
     The Stock Units subject to your award shall be one hundred percent (100%) vested as of the Grant Date (subject to adjustment as provided in Section 4).
     Except as otherwise provided below, all Stock Units shall be paid by the Company on or within 30 days following the Director’s Separation from Service. The Company shall pay such Stock Units in either an equivalent number of shares of Common Stock, or, in the discretion of the Board, in cash or in a combination of shares of Common Stock and cash. In the event of a cash payment, the amount of the payment for the Stock Units to be paid in cash (subject to any applicable tax withholding as provided in Section 5 below) will equal the Fair Market Value (as defined below) of a share of Common Stock as of the date that such Stock Units became payable. No fractional shares will be issued.
     Notwithstanding anything contained herein to the contrary, if the Director is a Key Employee as of the Director’s Separation from Service, any payment triggered by the such Separation from Service shall be made on the first day of the seventh month following the date of such Separation from Service (or, if earlier, the date of the Director’s death). For the avoidance of doubt, the Director shall remain eligible to receive additional credits of Stock Units as dividend equivalents pursuant to Section 3 during any period of time payment of the Director’s Stock Units is delayed pursuant to this Section.
2. Non-Transferability and Other Restrictions.
     2.1 Non-Transferability. The award, as well as the Stock Units subject to the award, are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The foregoing transfer restrictions shall not apply to: (a) transfers to the Company; or (b) transfers pursuant to a qualified domestic relations order (as defined in the Code). Notwithstanding the foregoing, the Company may honor any transfer required pursuant to the terms of a court order in a divorce or similar domestic relations matter to the extent that such transfer does not adversely affect the Company’s ability to register the offer and sale of the underlying shares on a Form S-8 Registration Statement and such transfer is otherwise in compliance with all applicable legal, regulatory and listing requirements.
     2.2 Recoupment of Awards. Any payments or issuances of shares with respect to the award are subject to recoupment pursuant to the Company’s Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments as in effect from time to time, as well as any recoupment or similar provisions of applicable law, and the Director shall promptly make any reimbursement requested by the Board pursuant to such policy or applicable law with respect to the award. Further, the Director agrees, by accepting the award, that the Company and its affiliates may deduct from any amounts it may owe the Director from time to time

(such as other compensation) to the extent of any amounts the Director is required to reimburse the Company pursuant to such policy or applicable law with respect to the award.
3. Compliance with Laws; No Stockholder Rights Prior to Issuance; Dividend Rights.
     3.1 Compliance with Laws. The Company’s obligation to make any payments or issue any shares with respect to the award is subject to full compliance with all then applicable requirements of law, the Securities and Exchange Commission or other regulatory agencies having jurisdiction over the Company and its shares, and of any exchange upon which stock of the Company may be listed.
     3.2 Limitations on Rights Associated with Units. The Director shall not have the rights and privileges of a stockholder, including without limitation the right to vote or receive dividends (except as expressly provided in Section 3.3), with respect to any shares which may be issued in respect of the Stock Units until the date appearing on the certificate(s) for such shares (or, in the case of shares entered in book entry form, the date that the shares are actually recorded in such form for the benefit of the Director), if such shares become deliverable.
     3.3 Dividend Equivalent Rights Distributions. Not later than 60 days following each date that the Company pays an ordinary cash dividend on its Common Stock (if any), the Company shall credit the Director with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Company on its Common Stock on such date, multiplied by (ii) the total number of Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 4) subject to the Stock Unit award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a share of Common Stock on the date of payment of such dividend. Any Stock Units credited pursuant to the foregoing provisions of this Section 3.3 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 3.3 with respect to any Stock Units which, as of such record date, have been paid pursuant to Section 1.
4. Adjustments.
     The Stock Units are subject to adjustment upon the occurrence of events such as stock splits, stock dividends and other changes in capitalization in accordance with Section 6(a) of the Plan. In the event of any adjustment, the Company will give the Director written notice thereof which will set forth the nature of the adjustment.
5. Tax Matters.
     5.1 Tax Withholding. The Company shall be entitled to require, as a condition of making any payments or issuing any shares upon payment of the Stock Units, that the Director or other person entitled to such shares or other payment pay any sums required to be withheld by federal, state, local or other applicable tax law with respect to such payment. Alternatively, the Company, in its discretion, may make such provisions for the withholding of taxes (if any such withholding is required) as it deems appropriate (including, without limitation, withholding the taxes due from compensation otherwise payable to the Director or reducing the number of shares otherwise deliverable with respect to the award (valued at their then Fair Market Value) by the amount necessary to satisfy any such withholding obligations at the flat percentage rates applicable to supplemental wages).
     5.2 Transfer Taxes. The Company will pay all federal and state transfer taxes, if any, and other fees and expenses in connection with the issuance of shares in connection with the payment of the Stock Units.
     5.3 Compliance with Code. The Board shall administer and construe the award, and may amend the Terms of the award, in a manner designed to comply with the Code and to avoid adverse tax consequences under Code Section 409A or otherwise.
     5.4 Unfunded Arrangement. The right of the Director to receive payment under the award shall be an unsecured contractual claim against the Company. As such, neither the Director nor any Successor shall have any rights in or against any specific assets of the Company based on the award. Awards shall at all times be considered entirely unfunded for tax purposes.
6. Board Authority.
     The Board has the discretionary authority to determine any questions as to the date when the Director’s services terminated and the cause of such termination and to interpret any provision of these Terms, the Stock Plan System, the Plan, and any other applicable rules. Any action taken by, or inaction of, the Board relating to or pursuant to these Terms, the Stock Plan System, the Plan, or any other applicable rules shall be within the absolute discretion of the Board and shall be conclusive and binding on all persons.
7. Plan; Amendment.
     The Stock Units are governed by, and the Director’s rights are subject to, all of the terms and conditions of the Plan and any other rules adopted by the Board, as the foregoing may be amended from time to time. The Director shall have no rights with respect to any amendment of these Terms or the Plan unless such amendment is in writing and signed by a duly authorized officer of the Company. In the event of a conflict between the provisions of the Stock Plan System and the provisions of these Terms and/or the Plan, the provisions of these Terms and/or the Plan, as applicable, shall govern.
8. Definitions.
     Whenever used in these Terms, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
     “Affiliated Company” means the Company and other entity related to the Company under the rules of Code Section 414.
     “Board” means the Board of Directors of the Company.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Common Stock” means the Company’s common stock.
     “Fair Market Value” is used as defined in the Plan; provided, however, the Board in determining such Fair Market Value for purposes of the award may utilize such other exchange, market, or listing as it deems appropriate.
     “Key Employee” means an employee treated as a “specified employee” under Code Section 409A(a)(2)(B)(i) of the Company or an Affiliated Company (i.e., a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof)) if the Company’s or an Affiliated Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which participants are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code Section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the 12-month period commencing on April 1 of the following year.
     “Plan” means the Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan, as it may be amended form time to time.
     “Separation from Service” means a “separation from service” within the meaning of Code Section 409A (which Separation from Service generally will occur on the date the Director ceases to be a member of the Board).
     “Successor” means the person acquiring a Director’s rights to a grant under the Plan by will or by the laws of descent or distribution.

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